Exhibit 99.1

Monroe Capital to Enter into Strategic Partnership with Wendel Group

•Strategic partnership to support future growth initiatives and expand Monroe’s US private credit platform
•Wendel to commit $1 billion in seed capital and GP commitments for current and future Monroe investment strategies
•Monroe to continue to operate independently with no changes to investment process, strategy or operations
•Monroe and Wendel intend for AXA IM Prime to participate in the transaction

Chicago, IL, October 22, 2024 – Monroe Capital LLC (“Monroe”) today announced that it has entered into a definitive partnership agreement with Wendel Group (Euronext: MF:FP) (“Wendel”) relating to Wendel’s strategic investment in Monroe. At closing, Wendel will commit $1 billion for seed capital and GP commitments for current and future Monroe investment strategies and take a 75% equity stake in Monroe. Wendel will support Monroe with its significant balance sheet to fund growth initiatives and expand Monroe’s private credit platform in the United States, while further developing Wendel’s third-party asset management platform.

Monroe will continue to operate independently, retaining its current governance and leadership structure, including Theodore L. Koenig as Chief Executive Officer and Chairman, Zia Uddin as President, Michael Egan as Vice Chairman and Chief Credit Officer, and Tom Aronson as Vice Chairman and Head of Originations. Monroe’s investment process, strategy and operations will remain the same, and the investment advisory agreements between Monroe and its funds, including its Business Development Companies, are expected to remain substantively the same.

In order to maintain strong alignment with investors, Monroe’s management team will retain a 25% stake in the business and there will be no change to the firm’s broader economic alignment with limited partners, including existing fund commitments and carried interest.

In addition, Wendel and Monroe Capital intend for AXA IM Prime to participate in the transaction. Wendel and AXA IM Prime have a longstanding relationship and have jointly worked since inception on the current transaction. Both companies are now in discussion to confirm AXA IM Prime investment (up to $50m) as a minority shareholder, through its GP-stake fund “AXA IM Prime Capital Partners I” (“PCP I”), alongside Wendel in Monroe Capital. AXA Group (CS-FP) is the anchor investor of PCP I and already a significant and historic limited partner in Monroe Capital’s funds.

Theodore L. Koenig, Chairman and CEO of Monroe said, “We are excited to partner with Wendel on this next chapter of Monroe’s growth. Their commitment to our business will provide meaningful and stable capital to thoughtfully scale our platform and better capture the attractive and expanding opportunity in middle market private credit. Specifically, Wendel’s $1 billion commitment will accelerate our client-centric growth strategy and deliver meaningful benefits to our global investor base.”

Zia Uddin, President of Monroe said, “Through this partnership with Wendel we have achieved an important milestone in further securing the stability and growth of Monroe Capital for the next several decades. Wendel’s more than 320-year heritage as a family-owned business and the group’s long-term investment horizon align closely with our values at Monroe, and we are confident that we have found the right partners to collaborate with as we focus on continuing to build an incredible asset management platform. We look forward to working together with the Wendel teams.”

Laurent Mignon, Group CEO of Wendel said, “We have long known and admired the team at Monroe, who over the past two decades have built a leading middle-market US private credit firm. Since inception, Monroe has delivered strong and differentiated outcomes for its diversified global client base. Furthermore, the partnership will strengthen Wendel’s third-party asset management platform by enabling it to capitalize on the growing opportunity set in private credit and persistent growth in demand for direct lending solutions from investors and borrowers globally. We are excited to collaborate with Ted, Zia, and their talented teams to support the next phase of Monroe’s growth.”

Founded in 2004 by Ted Koenig, Monroe provides private credit solutions to borrowers in the U.S. and Canada, managing ~$19.5 billion of assets across 45+ investment vehicles. Monroe’s strategic verticals are Lower Middle Market Direct Lending, Alternative Credit, Software & Technology, Real Estate, Venture Debt, Independent Sponsor and Middle Market CLOs. Through July 1, 2024, Monroe has directly originated more than 700 transactions and invested over $44 billion. Monroe has grown to more than 270 employees, including 110 investment professionals, across 11 offices globally.

The transaction is expected to close in the first quarter of 2025.

Goldman Sachs & Co. LLC acted as exclusive financial advisor to Monroe, and Fried, Frank, Harris, Shriver & Jacobson LLP acted as legal counsel to Monroe. UBS acted as financial advisor to Wendel and Kirkland & Ellis LLP acted as legal counsel to Wendel.

About Monroe Capital
Monroe Capital LLC (including its subsidiaries and affiliates, together “Monroe”) is a premier asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, alternative credit solutions, structured credit, real estate and equity. Since 2004, the firm has been successfully providing capital solutions to clients in the U.S. and Canada. Monroe prides itself on being a value-added and user-friendly partner to business owners, management, and both private equity and independent sponsors. Monroe’s platform offers a wide variety of investment products for both institutional and high net worth investors with a focus on generating high quality “alpha” returns irrespective of business or economic cycles. The firm is headquartered in Chicago and maintains eleven offices, of which nine are in the U.S., one is in Abu Dhabi, UAE, and one is in Seoul, South Korea.

Monroe has been recognized by both its peers and investors with various awards including Private Debt Investor as the 2023 Lower Mid-Market Lender of the Decade, 2023 Lower Mid-Market Lender of the Year, 2023 CLO Manager of the Year, Americas; Inc.’s 2023 Founder-Friendly Investors List; Global M&A Network as the 2023 Lower Mid-Markets Lender of the Year, U.S.A.; DealCatalyst as the 2022 Best CLO Manager of the Year; Korean Economic Daily as the 2022 Best Performance in Private Debt – Mid Cap; Creditflux as the 2021 Best U.S. Direct Lending Fund; and Pension Bridge as the 2020 Private Credit Strategy of the Year. For more information and important disclaimers, please visit www.monroecap.com.

About Wendel
Wendel is one of Europe’s leading listed investment firms. The Group invests in Europe and North America in companies which are leaders in their field, such as ACAMS, Bureau Veritas, Crisis Prevention Institute, IHS Towers, Scalian, Stahl and Tarkett. Wendel often plays an active role as a controlling or significant shareholder in its portfolio companies. Wendel seeks to implement long-term development strategies, which involve boosting growth and margins of companies to enhance their leading market positions. With Wendel Growth, Wendel also invests via funds or directly in innovative, high-growth companies. In 2023, Wendel initiated a strategic shift into third-party asset management of private assets, alongside its historical principal investment activities. In May 2024, Wendel completed the acquisition of a 51% stake in IK Partners, a major step in the deployment of its strategic expansion in third-party private asset management. For more information, please visit www.wendelgroup.com.

For more information, please contact:

Monroe Capital Contact

Rachael Cressy
Marketing Manager
Monroe Capital LLC
312-523-2384
rcressy@monroecap.com

Nadia Damouni / Josh Clarkson / Ryan Smith
Prosek Partners
Pro-monroe@prosek.com